NEWSRELEASE
FOR IMMEDIATE RELEASE
February 3, 2009

Contacts:
Analysts Jay Gould Jim Graham	(614) 480-4060 (614) 480-3878	Media Jeri Grier	(614) 480-5413

HUNTINGTON BANK ELIMINATES 2008 INCENTIVES ACROSS THE BOARD
Implements $100 Million in Cost-Cutting Measures

COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN) announced today that it has cut 2008 bonuses and other incentive programs for all employees and initiated additional cost-cutting measures that will save $100 million, or $0.18 per share, net of one-time expenses, in 2009.

“When we announced our 2008 fourth quarter and full-year earnings on January 22, we communicated plans to initiate an expense reduction initiative. Today’s announcement is the natural result of having undertaken our expense review,” said Chairman, President and Chief Executive Officer Stephen Steinour. “We believe these steps address current market challenges, while also aligning management and associate compensation with shareholder interests.”

Steinour noted that all associates will be impacted by the measures, which include:

•	Maintaining salaries at 2008 levels.

•	The elimination of executive and other incentive awards for 2008.

•	Suspension of the company match for the Huntington 401(k).

In addition to the incentive cuts, Huntington will eliminate approximately 500 positions (or approximately 4 percent of its workforce), throughout its six states by March 1st.

“By implementing broad-based changes that impact all associates we were able to minimize the number of positions eliminated. Huntington continues to offer many benefits and services to associates that were not impacted by these reductions, including pension, health care insurance – with no change in rates from 2008, life insurance, tuition reimbursement, adoption assistance, and free or discounted banking services to name a few,” Steinour noted.

“It is important that our customers and shareholders know that we are well-positioned to deal with this challenging environment,” Steinour continued. “Our regulatory capital ratios are at least $1.9 billion above the ‘well capitalized’ minimum threshold. Our liquidity position is strong. In the fourth quarter, we reduced our Franklin Credit Management Corporation relationship exposure to current realizable values. Last week we priced $600 million of FDIC-guaranteed Temporary Liquidity Guaranty Program notes. This will fund today. This issuance prefunds our 2009 unsecured debt maturities. We also continue to see growth in deposits, as well as loans. In summary, we continue to move Huntington forward. The expense reduction decisions announced today, as well as the strength of our balance sheet, will help position Huntington for better performance.”

About Huntington

Huntington Bancshares Incorporated is a $54 billion regional bank holding company headquartered in Columbus, Ohio. Huntington has more than 143 years of serving the financial needs of its customers. Huntington’s banking subsidiary, The Huntington National Bank, provides innovative retail and commercial financial products and services through over 600 regional banking offices in Indiana, Kentucky, Michigan, Ohio, Pennsylvania, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of almost 1,400 ATMs. Selected financial service activities are also conducted in other states including: Auto Finance & Dealer Services offices in Arizona, Florida, Tennessee, Texas, and Virginia; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. Huntington Insurance offers retail and commercial insurance agency services in Indiana, Ohio, Michigan, Pennsylvania, and West Virginia. International banking services are made available through the headquarters office in Columbus, a limited purpose office located in the Cayman Islands, and another located in Hong Kong.

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